UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

SUNSET FINANCIAL RESOURCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Sunset Financial Resources, Inc. is filing materials contained in this Schedule 14A with the Securities and Exchange Commission relating to the definitive proxy statement and accompanying proxy card filed with the Commission on September 8, 2006 and to be used in connection with the special meeting of stockholders of Sunset scheduled to be held on October 6, 2006. Sunset urges stockholders to read its definitive proxy statement because it contains important information.

On September 28, 2006, Sunset sent the following letter to its stockholders:

September 28, 2006

Dear Fellow Stockholders,

We are writing to you today to address several important issues concerning your investment in Sunset Financial Resources, Inc.

We urge you to support our merger with Alesco, which we believe is vital to Sunset’s future. Art Lipson, a dissident stockholder, is attempting to derail the merger.

We want to set the record straight on a number of key issues:

MR. LIPSON MISSTATES THE FACTS AND MISLEADS YOU

•	Sunset’s relevant book value per share is $9.77 NOT $10.42. Mr. Lipson can choose to ignore the $0.65 mark to market adjustment on the RMBS portfolio, but the markets do not.

•	Mr. Lipson ignores the fact that Sunset’s trading price was $7.95 immediately before Sunset announced it was exploring strategic alternatives, and is currently $8.61 per share. The stock is selling at a discount from book value because earnings performance has been poor.

•	Mr. Lipson ignores that earnings are a large factor in determining valuation. Alesco’s shareholders are earning a 14% return on equity - therefore Alesco’s stock should be valued at a premium. Conversely, Sunset has generated a 3.6% annualized return on equity in the first quarter of 2006 (the best quarter in the last year).

•	Mr. Lipson ignores the importance of cash returns to you. Sunset has paid a total of $0.60 per share in dividends since its inception over two years ago. Alesco has already paid a total of $0.53 per share in its first five months of operations.

•	If the merger closes, Sunset shareholders can expect a dividend of at least $0.27 per share ($1.08 annualized) paid entirely from earnings in the fourth quarter of this year, the first quarter after the completion of the merger with Alesco.

•	Mr. Lipson falsely claims Cohen Brothers’ fees are excessive. The fact is the Cohen fees represent less than 1% of the $3.6 billion of assets Cohen originated to earn those fees.

•	Mr. Lipson misses the mark on his severance complaint. The $2.3-2.7 million of severance is only 2% of the deal size, which fits well within standard industry practices and the range of reasonableness.

•	Mr. Lipson is simply wrong when he states that the transaction costs are $13.8 million; the accurate number is $7 million as stated in the proxy.

•	Mr. Lipson wants to scare you by suggesting that the Alesco strategy will use derivatives, as if derivatives were a nefarious tool to destroy stockholder value. Sunset has employed a derivatives strategy since its inception with hundreds of millions of dollars of derivatives contracts. Derivatives are a risk management tool that have helped Sunset preserve the value of its RMBS portfolio during an extremely difficult interest rate environment.

A CHANGE MUST BE MADE AND A PLAN MUST BE PUT IN PLACE

Consider the Following:

•	Sunset lacks scale as a separate company and would require significant additional capital to pursue a viable standalone strategy.

•	Sunset believes the Alesco merger creates the scale necessary for continued access to the capital markets.

•	Sunset’s annual G&A burden will be significantly cut from 7% to 1.5% of equity.

•	The valuation reflects a comprehensive process run by a committee of independent directors.

•	Sunset hired Banc of America Securities LLC, a top investment bank, and publicly announced it was exploring all strategic alternatives.

•	70 parties were contacted and Sunset’s financial data and prospects were evaluated by the 21 parties that signed confidentiality agreements.

•	The valuation is supported by a fairness opinion from Banc of America Securities LLC.

•	After this lengthy process, we chose the best alternative - Alesco and Cohen.

•	The valuation represents a premium of 7% for Sunset stockholders to the $7.95 unaffected closing price on October 27, 2006, the day before the announcement that Sunset was exploring strategic alternatives.

MR. LIPSON HAS BEEN A HARSH CRITIC OF A WELL-DESIGNED PLAN

WITHOUT PRESENTING A VIABLE ALTERNATIVE

Ask yourself these questions:

•	What is Mr. Lipson proposing as an alternative to the merger? He has provided no definitive plan, no definitive management.

•	What kind of assets and risk profile is Mr. Lipson suggesting for Sunset? While he may not agree with our strategy to diversify into higher yielding securities, we have provided ample information for you to evaluate the strategy. You have no details with which to evaluate his proposal.

•	What fee does his management candidate intend to charge Sunset? We have disclosed in great detail the Cohen Brothers’ management fee and the fee is within general industry practice for external management contracts.

•	Mr. Lipson is a significant shareholder in Mr. Tokarz’s company. Wouldn’t that pose a conflict of interest? Management fees paid to Mr. Tokarz’s company will clearly benefit Mr. Lipson. Alesco has a mechanism in place whereby independent directors evaluate all transactions with potential for conflicts of interest. In addition, following the merger, seven of our nine directors will be independent directors.

•	Where was Mr. Lipson during the five-month solicitation process when management was exploring all other opportunities? Mr. Lipson had a lengthy period of time to submit a proposal to the Special Committee. If he wasn’t capable of putting forward a credible, detailed proposal after all that time, do you truly believe that he has one now?

•	Does merely having discussions with Mr. Tokarz count the same as a documented, fully disclosed management agreement? Mr. Lipson is suggesting you vote against the merger when he does not even have a management team to run the company if he is successful.

•	Is Mr. Tokarz better qualified than Cohen Brothers to manage Sunset’s portfolio? He has no experience that we are aware of in managing the assets of a REIT. We have provided you with Alesco’s financial statements which demonstrate Cohen Brothers’ ability to turn a sizeable profit after just a few months of business. Cohen Brothers’ business plan is working well.

Do you want to blindly vote for a plan that you have not seen?

Mr. Lipson has not provided you with the information you need to make an informed investment decision. He is asking you to trust him and hope that things will miraculously be better with him in control of Sunset.

HOPE IS NOT AN INVESTMENT STRATEGY!

ISS ERRONEOUSLY REPORTED IMPORTANT INFORMATION

•	ISS inaccurately reports that Sunset lost $22 million selling assets. The actual loss after taking into account related hedge gains is only $3 million.

•	ISS inaccurately reports merger expenses of $10 million. The actual out-of-pocket costs will be only $7 million, most of which would be incurred under any strategic alternative pursued by Sunset.

•	ISS inaccurately reports that Cohen Brothers will be paid a large break-up fee if the merger is not approved. Cohen Brothers will not receive any fee if the merger is not approved by Sunset stockholders.

•	ISS notes that Sunset’s stock dropped a few percent following the announcement of the merger. The pre-announcement price was not an unaffected market price, given Sunset’s earlier announcement that it was exploring alternatives. In addition, Sunset has since increased the price to its stockholders by negotiating a $0.50 per share dividend.

NOW IS A CRUCIAL TIME FOR SUNSET

The opportunity for a major change with very positive results lies with you, the stockholders. Sunset’s Board of Directors, through its independent special committee, worked extensively and explored numerous options over the last several months to come up with a strategic plan that would breathe new life into the company, and at the same time show stockholders positive results and continued momentum.

By teaming up with Cohen Brothers and Alesco, we believe we will be able to create a combined company that will generate significant earnings growth, obtain greater access to the credit and equity markets, enhance liquidity, and give the company greater exposure to new investors and new markets. Cohen Brothers represents a group of investment professionals with years of experience, knowledge in the field, and a track record to go with it. You now have access to the expertise of Cohen Brothers, which ranks in the top two in trust preferred securities, and is by far a leader in the industry.

PLEASE VOTE FOR THE PROPOSED MERGER NOW

You may vote via phone or Internet by following the instructions on your WHITE proxy card.

Or you may call our proxy solicitation agent, MacKenzie Partners, at (800) 322-2885 or collect at (212) 929-5500 to assist you with voting your shares.

Please take a moment to vote your shares - the future of your investment depends on your vote!

Please complete and return the WHITE proxy card and vote FOR the merger with Alesco.

On behalf of your Directors,

Rodney E. Bennett Chairman of the Board